UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Evolution Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

Dear Evolution Stockholders:

You are cordially invited to attend the 2023 annual meeting of stockholders of Evolution Petroleum Corporation (the “Company,” “we,” “our,” or “us”). The 2023 annual meeting will be held at the Company's offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, commencing at 10:00 a.m. Central Time, on Thursday, December 7, 2023. If you plan to attend, please notify our Corporate Secretary, Ryan Stash, at info@evolutionpetroleum.com with “Annual Meeting” in the subject line.

The notice of the annual meeting of stockholders and the proxy statement on the following pages cover the formal business of the annual meeting, which includes three items to be voted on by our stockholders.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors or the advisory vote to approve executive compensation, your shares will not be voted on these matters.

At the annual meeting, management will also report on the Company's current operations and will be available to respond to questions from stockholders. Recording devices will not be permitted in the annual meeting.

We are providing access to our proxy materials over the internet. We are mailing to our stockholders in street name a notice of internet availability of proxy materials (the “notice and access”) instead of a paper copy of our proxy statement, a proxy card and our 2023 annual report. The notice and access contain instructions on how to access those documents over the internet, as well as instructions on how to request a paper copy of our proxy materials. We believe the notice and access process will provide you with the information you need in a timely manner, lower the costs and reduce the environmental impact of our annual meeting.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. You are urged, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker or bank as a nominee or agent), even if you plan to attend the annual meeting. Additional information is further explained in the proxy statement under “How Can I Vote?”

Thank you for your investment in Evolution Petroleum Corporation.

Sincerely,

/s/ ROBERT S. HERLIN Robert S. Herlin Chairman of the Board

Houston, Texas

October 26, 2023

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 7, 2023

To the Stockholders of Evolution Petroleum Corporation:

You are hereby notified that the 2023 annual meeting of stockholders (the “annual meeting”) of Evolution Petroleum Corporation, a Nevada corporation (the “Company”), will be held on Thursday, December 7, 2023, commencing at 10:00 a.m. Central Time, at the Company's principal executive offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. The annual meeting will be held for the following purposes:

1)	to elect six directors to our Board of Directors, each to serve until the 2024 annual meeting of stockholders or until their successor is elected and qualified;
2)	to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2024;
3)	to approve, on an advisory basis, the compensation paid to our named executive officers; and
4)	to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only those stockholders of record at the close of business on October 16, 2023 are entitled to notice of, and to vote at the annual meeting or any postponement or adjournment thereof, notwithstanding the transfer of any shares after such date. If you were a stockholder at the close of business on October 16, 2023, you are entitled to vote.

Whether or not you expect to attend the annual meeting, we ask that you sign and return your proxy card, or vote on the internet, as promptly as possible to ensure that your shares will be represented. If you attend the annual meeting, you may withdraw any previously submitted proxy card and vote your shares in person. See “How Can I Revoke My Proxy or Change My Vote?” for more information about the process to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 7, 2023:

The notice of the annual meeting of stockholders, proxy statement and proxy card, and our annual report on Form 10-K for the fiscal year ended June 30, 2023, are available online at www.proxyvote.com. They are also available on the Company's website at https://ir.evolutionpetroleum.com/financial-information/proxy-materials. Directions to attend the annual meeting and vote in person are also available on our website. Please visit https://www.evolutionpetroleum.com/contact-us/ for a map and a link to directions to our Houston office.

By Order of the Board of Directors,

/s/ Ryan Stash Ryan Stash Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Houston, Texas

October 26, 2023

1155 Dairy Ashford Road, Suite 425

Houston, Texas 77079

(713) 935-0122

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

December 7, 2023

This proxy statement accompanies the notice of the annual meeting of stockholders (the “annual meeting”) of Evolution Petroleum Corporation, a Nevada corporation (hereinafter, “us,” “we,” “our” or the “Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors (the “Board”) for use at our annual meeting to be held at 10:00 a.m., Central Time, at our Company's principal executive offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, on December 7, 2023, and at any postponement or adjournment thereof.

The Company's annual report for the fiscal year ended June 30, 2023 and this proxy statement are available on the Company’s website at https://ir.evolutionpetroleum.com/financial-information/proxy-materials and can be mailed to stockholders upon request to our Corporate Secretary, Ryan Stash, at info@evolutionpetroleum.com. The Company will be mailing the notice of annual meeting of stockholders and proxy card, which are first being sent to our stockholders on or about October 27, 2023.

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. The Company's transfer agent, Continental Stock Transfer & Trust (“CST”), assists in the solicitation of proxies in connection with the annual meeting. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, email, or facsimile communication. These officers, directors and employees will not receive any compensation for these services. The Company will reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company. The costs of solicitation will be borne by the Company.

What is the purpose of the 2023 annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the attached notice and described in detail in this proxy statement, which are:

1)to elect six directors to our Board of Directors, each to serve until the 2024 annual meeting of stockholders or until their successor is elected and qualified;
2)to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2024;
3)to approve, on an advisory basis, the compensation paid to our named executive officers; and

4)to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

In addition, Company management will report on our performance during the fiscal year ended June 30, 2023, which we refer to as fiscal year 2023, and respond to questions from stockholders.

Although the Board does not anticipate that any other matters will come before the annual meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the annual meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials this year, instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the Company’s proxy materials to stockholders, we may furnish proxy materials to the Company’s stockholders on the internet by providing a notice of internet availability of proxy materials (the “notice of internet availability”) to stockholders when the materials are available on the internet. The Company intends to commence its distribution of the notice of internet availability to street name stockholders on or about October 27, 2023. Stockholders receiving a notice of internet availability by mail will not receive a printed copy of these proxy materials, unless they request it. Instead, the notice of internet availability will instruct stockholders as to how they may access and review proxy materials on the internet. Stockholders who receive a notice of internet availability by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included on the notice of internet availability.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on October 16, 2023 (the “record date”) will be entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof.

How can I Vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record (i.e., your shares are registered directly in your name, as opposed to being held in a stock brokerage account or by a bank or other nominee), you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You may also use telephone or internet voting procedures. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the annual meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made, the shares represented by proxy will be voted as recommended by our Board of Directors, to the extent permitted by law.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in the “street name” of the entity holding your shares.

As a beneficial owner, you have the right to instruct or direct your broker or nominee how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record (record holder) you may not vote these shares in person at the annual meeting unless you obtained a signed proxy from the record holder giving you the right to vote these shares.

If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote your shares unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the broker or other nominee should vote your shares, the broker or other nominee will indicate it does not have authority to vote such shares on its proxy, resulting in a “broker non-vote.” Although any broker non-vote would be counted as present at the annual meeting for purposes of determining a quorum, it will be treated as not entitled to vote with respect to non-discretionary matters.

Your broker is not able to vote on your behalf for the election of directors or the non-binding advisory vote on say-on-pay of our named executive officers without specific voting instructions from you.

How Can I Revoke My Proxy or Change My Vote?

Even if you have submitted a proxy, or given your broker, bank or other agent voting instructions, you have the power to revoke your proxy or change your voting instructions at any time before the annual meeting. Stockholders of record may revoke their proxy prior to its exercise by delivering written notice of revocation to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, by executing a later-dated proxy, or by attending the annual meeting and voting in person. If your shares are held by your broker or bank as a nominee or agent (such as in your brokerage account), you may change your vote by following the instructions provided by your broker or bank. You may also change your vote by voting in person at the annual meeting if you have obtained a valid proxy from your broker, bank, or other agent to vote your shares at the annual meeting.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the annual meeting.

With regard to the election of directors, the Company has adopted a majority voting policy whereby any of the six (6) nominees receiving the majority of votes cast will be elected provided a quorum is present. Any nominee who does not receive at least a majority of the votes cast with respect to his or her election shall tender his or her resignation to the Board, whereupon, the Board, in its sole discretion, can accept such resignation within 60 days. If the Board does not accept such resignation, the director will continue to serve as a member of the Board of Directors.

On each other matter to be presented, the affirmative vote of a majority of the shares represented at the annual meeting in person or by proxy and entitled to vote will be necessary to approve the matter.

Abstentions will be counted towards the tabulation of votes cast on matters properly presented to the stockholders (except the election of directors) and will have the same effect as negative votes. Broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of the matters presented at the annual meeting.

What constitutes a quorum?

Our bylaws provide that the presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote at our annual meeting constitutes a quorum.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include broker non-votes will also be counted as shares present for purposes of establishing a quorum. On the record date, there were 33,440,195 shares of our common stock issued and outstanding and such shares are the only shares entitled to vote at the annual meeting.

What are the Board's recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations, as well as a description of the proposals in this proxy statement, are summarized as follows. The Board unanimously recommends that you vote:

•FOR the election of each of the six directors named in this proxy statement, to serve until our 2024 annual meeting of stockholders, or until their successor is elected and qualified;
•FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2024;
•FOR the approval of, on a non-binding advisory basis, the compensation of our named executive officers disclosed in the compensation discussion and analysis, the summary compensation table and other related compensation tables, notes and narratives in this proxy statement for the Company's 2023 annual meeting of stockholders.

The proxy holders will vote in their discretion with respect to any other matter that may properly come before the annual meeting.

Proxies

If your proxy card is executed, returned timely and not revoked, the shares represented thereby will be voted at the annual meeting and at any postponement or adjournment thereof in accordance with the instructions indicated on such proxy. If no instructions are indicated on the proxy card, the official proxies will vote “FOR” the proposals described in this proxy statement, and for any other matters properly brought before the annual meeting or any postponement or adjournment thereof, in accordance with their best judgement.

A stockholder of record who has returned a proxy card may revoke it at any time prior to its exercise at the annual meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Evolution Petroleum Corporation a duly executed proxy bearing a later date, or (iii) appearing at the annual meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

What are the Company's Governance Practices and Policies?

See the detailed discussion under the heading “Corporate Governance.”

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The minimum number of directors is set forth in the Company's bylaws and may be increased by a majority vote of the Board. Currently, the Board has established the number of directors at six. Assuming the presence of a quorum, a majority of the votes cast in person or by proxy at the annual meeting is required for the election of each director.

Director Nominees

Our six nominees are currently serving as directors of the Company and are standing for re-election. We have determined that, of the incumbent directors, Mss. Bierria and Hargrave and Messrs. DiPaolo, Dozier and Herlin are “independent” directors as defined in the listing standards of the NYSE American. There are no familial relationships between any of our directors and executive officers.

As discussed in more detail under the heading “Nominating and Corporate Governance Committee” in this proxy statement, the Board considers qualifications and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Nominating and Corporate Governance Committee review the particular experiences, qualifications, attributes or skills of each of the nominees. The nominees for director are:

Myra C. Bierria, age 51, has served as a director of Evolution since September 2022. She currently serves as Chairman of the Sustainability Committee and is a member of the Audit and Nominating and Corporate Governance Committees. Ms. Bierria is an experienced attorney in the areas of corporate governance, securities law, and management of public company board of directors’ matters. She was appointed in 2016 and currently serves as the Vice President and Corporate Secretary for Southern Company, a holding company for electric operating companies in three states and natural gas distribution companies in four states, mainly in the southeastern United States. In addition, Ms. Bierria began servings as the President of Southern Company Charitable Foundation in September 2023. Ms. Bierria was previously the Vice President and Corporate Secretary for Southern Company Gas (formally AGL Resources Inc.), an energy services holding company for Southern Company’s natural gas distribution companies. She also previously served as a business and technology attorney at Brobeck, Phleger & Harrison LLP where she specialized in securities offerings, venture capital transactions, and general corporate matters. Ms. Bierria holds a JD from Georgetown University Law Center and a BA from the University of California at Berkeley and is a member of the New York State Bar. We believe Ms. Bierria’s extensive corporate governance and legal experience, executive leadership experience in the energy industry and education qualify Ms. Bierria to serve on our Board and her assigned committees.

Edward J. DiPaolo, age 70, has served as a director for Evolution since 2004. He currently serves as our Lead Independent Director, Chairman of our Nominating and Corporate Governance Committee, and as a member of our Audit and Compensation Committees. Mr. DiPaolo was a Senior Advisor at Kroll/ Duff & Phelps Securities, LLC from 2011 to 2022. Prior to that, he was an Energy Partner at Growth Capital Partners, L.P. for eight years following his 27 years at Halliburton Company, where he last served as Group Senior Vice President of Global Business Development. Mr. DiPaolo currently serves on several private company boards. He previously served as Chairman of the Board for Seventy Seven Energy, Inc. prior to its sale to Patterson-UTI Energy, Inc.; as a director for Willbros Group Inc.; as a director and interim Chairman of the Board of Directors of Boots and Coots, Inc. prior to its sale to Halliburton; as a director of Superior Well Services, Inc. prior to its sale to Nabors Industries, Inc.; and as a director of Inncore Subsurface Technologies prior to its sale to BJ Services Company. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering in 1976 and a honorary Doctorate Degree from West Virginia University in 2013. He previously served on the Advisory Board for West Virginia University College of Engineering. We believe Mr. DiPaolo’s extensive experience in oilfield service, corporate advisory roles, education and Executive and Board of Director service to public and private companies qualify Mr. DiPaolo to serve on our Board, his assigned committees, and as our Lead Independent Director.

William E. Dozier, age 71, has served as a director for Evolution since 2005. Mr. Dozier has over 48 years of oil and gas industry experience. He is the Chairman of the Compensation Committee, Chairman of the Reserves Committee, and a member of the Investment Committee. Since 2005, Mr. Dozier has been President of Extex Consulting, Inc., an independent oil and gas consulting firm. From 1992 to 2005, Mr. Dozier served as Senior Vice President of Operations, and later as Senior Vice President for Business Development, for Vintage Petroleum, a large publicly traded global independent oil and gas company acquired by Occidental Petroleum. From 1983 to 1992, he was Manager of Operations Engineering for Santa Fe Minerals, a privately held E&P Company. Mr. Dozier began his career with Amoco Production Company in 1975, working in all phases of production, reservoir evaluations, drilling and completions in the Mid-Continent and Gulf Coast areas of the United States. From May 2009 to July 2011, Mr. Dozier served on the Board of Directors of CAMAC Energy, Inc. (formerly Pacific Asia Petroleum, Inc.) Mr. Dozier has previously served on several private and charitable boards. Mr. Dozier served on the External Advisory Committee for The University of Texas Cockrell School of Engineering Department of Petroleum and Geosystems Engineering. He is a Registered Petroleum Engineer in the State of Texas with a B.S. in Petroleum Engineering from The University of Texas at Austin and is a member of the National Association of Corporate Directors. We believe Mr. Dozier’s extensive experience in oil and gas exploration and development, education and Executive and Board of Director service to public companies qualify Mr. Dozier to serve on our Board and his assigned committees.

Marjorie A. Hargrave, age 59, has served as a director of Evolution since March 2021. She currently serves as Chairman of the Audit Committee and is a member of the Compensation and Nominating and Corporate Governance Committees. Ms. Hargrave is an experienced executive with a background in financial management, strategic planning, M&A, risk management and investment banking. Ms. Hargrave is currently Chief Financial Officer of Leanin’ Tree, Inc., a manufacturer and distributor of greeting cards. She is the former President and CFO of Enservco, a diversified national provider of specialized well-site services to the domestic onshore oil and gas industry. She served as Chief Financial Officer of CTAP, a privately held distributor of tubing and casing throughout the United States, from 2010 to 2016. Ms. Hargrave also served as CFO of High Sierra Energy, LP, a start-up energy company which focused on midstream acquisitions, from 2005 to 2009. Ms. Hargrave’s previous experience also includes management and associate roles with Black Hills Corporation, Xcel Energy, and Merrill Lynch & Co. Ms. Hargrave holds a Bachelor’s degree in economics from Boston University and a Master’s degree in economics from New York University. We believe Ms. Hargrave’s extensive experience in the oil and gas industry, leadership of a publicly traded oil and gas company and education qualify Ms. Hargrave to serve on our Board and her assigned committees.

Robert S. Herlin, age 68, the founder of our Company, has been a director since the Company's inception in September 2003, has served as Chairman of the Board of Directors since January 2009, and is a member of the Investment and Sustainability Committees. He served as the Company's interim Chief Executive Officer from June 2018 to July 2019. He held the title of Chief Executive Officer from 2003 until December 2015 and the title of President from 2003 through September 2014. Mr. Herlin has over 40 years of experience in engineering, energy transactions, operations and finance with small independents, larger independents and major integrated oil companies. Mr. Herlin currently serves as director and a member of the audit and compensation committees for Enservco Corporation, a publicly traded company specializing in well enhancement and fluids logistics for E&P operators in the U.S., and as a director of Well Lift, Inc., a privately held company partially owned by our Company that applies the GARP® artificial lift technology developed by the Company. Mr. Herlin also served on the Board of Directors of Boots and Coots, Inc., an oil field services company, from 2003 until its sale to Halliburton Company in September 2010. Mr. Herlin is the President and owner of AVL Resources, LLC, a privately held investment company. Prior to 2003, Mr. Herlin served in various officer capacities for upstream and midstream oil and gas and telecom companies, both private and public. Mr. Herlin served on the Engineering Advisory Board for the Brown School of Engineering at Rice University and the Centennial Council for Chemical and BioMolecular Engineering. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University. We believe Mr. Herlin’s executive leadership of our Company since its founding, extensive oil and gas industry experience, multi-functional expertise, education and his Board of Director service to public companies qualifies Mr. Herlin to serve on our Board and his assigned committees.

Kelly W. Loyd, age 49, has served as a director of Evolution since 2008. Mr. Loyd was appointed to serve as interim President and Chief Executive Officer in June 2022 and was selected as President and Chief Executive Officer on October 26, 2022. In addition, he currently serves as Chairman of the Investment Committee and a member of the Sustainability and Reserves Committees. Mr. Loyd served as a member of our Compensation and Nominating and Corporate Governance Committees until his appointment to interim President and Chief Executive Officer in June 2022. Since 2004, he has been associated with Petralis Energy Partners, LLC and JVL Advisors, LLC, both being private energy investment vehicles, where he was involved in and oversaw numerous upstream investments in private and public energy companies. From 2001 to 2004, he was in the energy corporate finance investment banking group at RBC Capital Markets and Howard Frazier Barker Elliot. Prior to 2001, Mr. Loyd was a founder and controller of L.A.B. Sports and Entertainment, Managing Partner of Tigre Leasing, L.L.P. and an analyst in Jefferies and Company, Inc.'s energy corporate finance investment banking group. Mr. Loyd earned a B.S. in Economics with Finance Applications from Southern Methodist University and his MBA from Rice University. We believe Mr. Loyd’s extensive experience in energy investment banking and his education qualify Mr. Loyd to serve on our Board and his assigned committees.

We believe that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the director nominees listed above.

PROPOSAL 2

PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2024

The Audit Committee of our Board of Directors has appointed the firm of Moss Adams LLP as the Company's independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2024.

We are not required to seek stockholder approval for the appointment of our independent registered public accountant; however, the Audit Committee and the Board of Directors believe it to be sound corporate governance to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

The Company has invited a representative from Moss Adams LLP to be present at the 2023 annual meeting. In the event that a representative of Moss Adams LLP is present at the annual meeting, they will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed to us by our independent registered public accounting firm, Moss Adams LLP, for professional services rendered for the audit of our annual financial statements included in our annual report on Form 10-K for fiscal years ending June 30, 2023 and 2022 were as follows:

	2023	2022
Audit Fees	$494,750	$326,750
Audit-Related Fees	—	138,000
Tax Fees	—	—
All Other Fees	—	—
Total	$494,750	$464,750

In the above table, in accordance with the SEC's definitions and rules, “audit fees” are fees we paid Moss Adams LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K, including, to the extent applicable, professional services rendered in connection with the review of financial statements included in our Form 10-Q's and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for services rendered related to audits in connection with properties acquired by the Company.

All audit fees were pre-approved by our Audit Committee Chairman. Audit-related fees in fiscal year 2022 were for audits of statements of revenues and direct operating expenses of certain oil and gas properties acquired during the year including review of unaudited pro forma condensed financial information of the Company related to acquisitions. We had no non-audit-related fees in fiscal year 2023.

The Audit Committee has considered the compatibility of the non-audit services provided by Moss Adams LLP, if any, to the firm's continued independence and has concluded that its independence is not compromised.

Pre-Approval of Services by External Auditor

The Audit Committee has a Pre-Approval Policy with respect to services which may be performed by the independent auditor. This policy lists specific audit, audit-related, and tax services as well as any other services that the independent auditor is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairman, to whom such authority has been conditionally delegated, prior to engagement. During fiscal year 2023, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were requested of or approved by the Audit Committee.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2024.

Audit Committee Report

The management of Evolution Petroleum Corporation has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and oversees these processes and reports to our Board of Directors with respect to its findings.

In order to fulfill its monitoring and oversight duties, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2023 with both management and the independent registered public accounting firm, Moss Adams LLP, matters related to Section 404 of the Sarbanes-Oxley Act of 2002, and the matters required to be discussed by the statement on Auditing Standards No. 61 (Communications with Audit Committees), as superseded by the Public Company Accounting Oversight Board in Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

The Audit Committee authorized the Audit Committee Chair to discuss with the independent auditors and the independent internal auditing consultant the overall scope and plans for the audit. The Audit Committee Chair met with the independent auditors, with and without management, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

Based on the forgoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2023 be included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2023 for filing with the Securities and Exchange Commission. The Board of Directors unanimously approved such inclusion.

Respectfully submitted by the Audit Committee,

Ms. Marjorie A. Hargrave, Chair

Ms. Myra C. Bierria

Mr. Edward J. DiPaolo

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as the “say-on-pay proposal”). Accordingly, you may vote on the following resolution at the meeting:

“Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the Company's 2023 annual meeting, is hereby approved.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation program is designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by:

(i)	emphasizing equity-based compensation to align the interests of executives more closely with those of our stockholders and link such compensation more closely to performance;

(ii)	structuring annual incentive compensation to be contingent upon the achievement of performance measures, and

(iii)	designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies.

Historically and for fiscal year 2023, the structure of our executive compensation is the same structure as the majority of the compensation provided to all employees. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.

Vote Required

The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of our company are under the general supervision of our Board of Directors as provided by the laws of the State of Nevada and our bylaws. We have separately designated standing Audit, Compensation, Investment, Nominating and Corporate Governance, Reserves, and Sustainability Committees of the Board of Directors. The Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the requirements of the NYSE American. During fiscal year 2023, the Board of Directors met eight times. Each director, during the period for which he or she was a director in fiscal year 2023, attended 100% of the meetings of the Board of Directors and of the meetings held by all committees of the Board on which such director served.

Director Independence

The Board of Directors affirmatively determines the independence of each director in accordance with the NYSE American rules and listing standards. The Board has determined that Mss. Myra C. Bierria and Marjorie A. Hargrave and Messrs. William E. Dozier, Edward J. DiPaolo and Robert S. Herlin each qualify as independent non-employee directors with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Mandatory Retirement Age for Directors

On June 13, 2018, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a policy that directors shall generally be less than seventy-five (75) years of age. Once a director of the Board reaches the age of seventy-five (75), that director will no longer be eligible to stand for re-election. This limitation may, however, be specifically waived by unanimous vote of the disinterested members of the Board, as appropriate and in the best interests of the Company in any case. In such case, the Board shall specify the age at which such director shall not be able to stand for re-election.

Audit Committee

The Board of Directors has directed the Audit Committee to meet periodically with our management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board the independent auditors to be retained, and receive and consider the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee's functions are further described under the heading “Audit Committee Report.” A copy of the written charter adopted by the Board of Directors for the Audit Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters.

The Audit Committee is currently composed of Ms. Hargrave, Chair, Ms. Bierria and Mr. DiPaolo. Each member of the Audit Committee is “independent” under the standards for audit committee members for companies listed on the NYSE American. Each member of the Audit Committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has determined that Ms. Hargrave qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933. The Audit Committee met five times during fiscal year 2023.

Compensation Committee

The Compensation Committee is authorized to review and recommend annual salaries, short-term and long-term incentive compensation for our executive officers and has the authority to recommend to the Board of Directors the recipients of stock awards, the time or times at which stock awards shall be granted, and the terms of such stock awards. In particular, the Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants and legal advisers when determined by the Committee to be necessary or appropriate. The members of the Compensation Committee currently consist of Mr. Dozier, Chairman, Mr. DiPaolo and Ms. Hargrave. A copy of the written charter adopted by the Board of Directors for the Compensation Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. All members of the Compensation Committee are “independent” under the standards for compensation committees for companies listed on the NYSE American. The Compensation Committee met five times during fiscal year 2023.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, the current members of which are Mr. DiPaolo, Chairman, and Mss. Bierria and Hargrave, is responsible for identifying, screening, and recommending qualified candidates to serve on our Board of Directors. A copy of the written charter adopted by the Board of Directors for the Nominating and Corporate Governance Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. Pursuant to its charter, the Nominating and Corporate Governance Committee is directed, among other things, to:

●	determine desired board skills and attributes;
●	actively seek individuals whose skills and attributes reflect those desired;
●	evaluate and propose nominees for election to the Board of Directors;
●	review the slate of directors who are to be re-nominated to determine whether they are meeting the Board's expectations of them;
●	annually review committee chairs and membership and recommend any changes to the Board; and
●	periodically consider and make recommendations to the Board regarding the experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness.

Mr. DiPaolo and Mss. Bierria and Hargrave are “independent” as defined in the standards for companies listed on the NYSE American.

It is the Nominating and Corporate Governance Committee's policy to consider recommendations for the nomination of directors submitted by our stockholders. All such stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee, Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation no later than 60 days and no more than 90 days prior to the date of the preceding year's annual meeting. The stockholder's nomination must comply with Section 2.10 of the Company’s Bylaws which requires specific information as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice.

The Nominating and Corporate Governance Committee has determined that, at a minimum, nominees for directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company's business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the Board for an extended period of time. In keeping with U.S. public company governance trends, and for the long-term vitality and renewal of the Company’s Board, the Company has adopted a director retirement policy that generally limits the service of any one director to the Company beyond seventy-five (75) years of age. In this regard, once a director reaches the age of seventy-five (75), that director will no longer be eligible to stand for re-election. This limitation may, however, be specifically waived by unanimous vote of the disinterested members of the Board, as appropriate and in the best interests of the Company in any case. In such case, the Board shall specify the age at which such director shall not be able to stand for re-election.

Prior to nominating a candidate for election to the Board, the Nominating and Corporate Governance Committee will review the qualifications of each candidate. The committee considers diversity of thought, gender, race, ethnicity, culture, and professional experience that can benefit us by increasing the range of skills and perspectives available to our Board of Directors. Nominees will be selected without regard to race, gender, religious belief, ancestry, national origin or disability. Our Board of Directors believes that adherence to these principles will provide an environment and practices that will yield the best return for our stockholders.

Final candidates may be interviewed by the Company's Chairman of the Board and one or more other committee members. The Nominating and Corporate Governance Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information.

In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee will evaluate each incumbent's continued service, in light of the Board's collective requirements, at the time such director comes up for reelection.

In determining whether to include a stockholder nominee in the Board's slate of nominees, the Nominating and Corporate Governance Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board seat, taking into account the current composition of the Company's Board. The Nominating and Corporate Governance Committee met six times during the fiscal year 2023.

Investment Committee

The Investment Committee, the current members of which are Mr. Loyd, Chairman, and Messrs. Dozier and Herlin, is responsible for advising management and providing oversight regarding strategic investments in onshore oil and natural gas properties in the United States. The Investment Committee met once during fiscal year 2023.

Sustainability Committee

The Sustainability Committee, the current members of which are Ms. Bierria, Chair, Messrs. Herlin and Loyd, is responsible for oversight of the Company’s framework for the development of policies, programs and practices regarding sustainability and environmental, social and governance (“ESG”) topics and public policy matters. The Sustainability Committee also has oversight of the Company’s compliance with laws and regulations related to these matters. A copy of the written charter adopted by the Board of Directors for the Sustainability Committee and currently in effect is included on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. The Sustainability Committee met two times during fiscal year 2023.

Reserves Committee

The Reserves Committee, the members of which are Mr. Dozier, Chair, and Mr. Loyd, is responsible for the oversight in the selection of the Company’s independent petroleum engineers (“Independent Engineers”) and the preparation of the annual and any special reserve reports and/or audits of the estimated amounts of the Company’s reserves and related information prepared by the Independent Engineers. The Reserves Committee ensures the integrity around the selection of the Independent Engineers and determining the scope of their reports and the information and the standards on which the reports are based. The Reserves Committee met two times during fiscal year 2023.

Annual Meeting Attendance

We do not have a formal policy requiring members of our Board of Directors to attend annual meetings of our stockholders. All directors attended our 2022 annual meeting of stockholders.

Leadership Structure of the Board

As prescribed by our bylaws, the Chairman of our Board of Directors has the power to preside at all meetings of the Board. Robert S. Herlin currently serves as the Chairman of our Board of Directors. The Board of Directors created the position of Lead Independent Director in 2012 and generally following each annual meeting thereafter, elected Mr. DiPaolo to serve as Lead Independent Director until the next meeting of the Board of Directors following the annual meeting. Mr. DiPaolo currently serves as Lead Independent Director.

We believe that Mr. Herlin's extensive industry experience, financial acumen and previous direct involvement in our operations, while serving as our former president and chief executive officer, make him best suited to continue to serve as our Chairman of the Board in order to (i) lead the Board in strategic planning, (ii) determine necessary and appropriate agenda items for meetings of the Board with input from both our independent directors and management, and (iii) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board. Our Board leadership structure also fosters strong oversight by our independent directors, with Mr. DiPaolo serving as our Lead Independent Director. Currently, each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board is comprised of and chaired by independent directors.

Meetings of Non-Management Directors

Our Board members regularly meet in executive session outside the presence of management, generally at each Board meeting. These executive sessions may be attended by our outside legal counsel as requested by the non-management Board members.

Risk Oversight

The Board has oversight of our risk management and has tasked the Audit Committee and the Audit Committee Chair with discussing the Company's major financial risk exposures (including potential or pending litigation) with management, the independent auditors, and the independent internal auditing consultant. These discussions include reviewing the steps management has taken to monitor and control such exposures, which includes the Company's risk assessment and risk management policies. The Board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to us, including but not limited to operational, financial, personnel, information technology (including cyber security), environmental, social and governance, legal and regulatory, strategic and reputational risks. The full Board receives these reports to enable the Board to understand our risk identification, risk management, and risk mitigation strategies. The Board also makes risk management an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities we face.

Compensation Committee Interlocks and Insider Participation

Messrs. Dozier, DiPaolo, Herlin, and Ms. Hargrave served on the Compensation Committee of the Board during fiscal year 2023. Ms. Hargrave replaced Mr. Herlin on the Compensation Committee on November 18, 2022. None of the members of the Compensation Committee were at any time during the last fiscal year an officer or employee of the Company. None of the Company's executive officers serve as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Transactions with Related Parties

The Company has adopted policies and procedures for approval of related party transactions (a “transaction”), which is set forth in our Code of Business Conduct and Ethics. The Board of Directors is responsible for approving and negotiating the terms of such proposed transaction. If a transaction involves a corporate opportunity, such opportunity must have been rejected by the Board after which the Board has the authority to approve or disapprove of the pursuit of the rejected corporate opportunity by the individual who wishes to pursue it.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, including but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business.

Confidential and anonymous reports of suspected or actual violations of our Code of Ethics should be directed to our Compliance Officer, Mr. Ryan Stash, either by writing to him at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079, or by calling him at (713) 935-0122. Reports of such violations would include, among other things:

●	accounting practices, internal accounting controls, or auditing matters and procedures;
●	theft or fraud of any amount;
●	insider trading;
●	performance and execution of contracts;
●	conflicts of interest;
●	violations of securities and antitrust laws; and
●	violations of the Foreign Corrupt Practices Act.

You can access the latest copy of our Code of Business Conduct and Ethics on our website at https://ir.evolutionpetroleum.com/corporate-governance/documents-charters. Alternatively, to obtain a printed copy of our Code of Business Conduct and Ethics, without charge, any person may submit a written request to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Stockholder Communications with the Board

Any stockholder can communicate with all directors or with specified directors by sending correspondence to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. All such letters will be forwarded to the entire Board or to the director(s) specified by the stockholder.

Stock Retention Policy

In April 2021, the Board of Directors originally adopted the Evolution Petroleum Corporation Stock Retention Policy, which was most recently revised in May 2023 (the “stock retention policy”). The stock retention policy requires all directors and employees, including the named executive officers, to retain share ownership at specified levels, depending on level of responsibility. The named executive officers must retain a number of shares of Common Stock equal to 60% of the total number of award shares granted to such officer through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) month period. Other corporate officers and managers are subject to similar requirements, except the look-back period is twenty-four (24) months. For all other employees, the look-back period is twelve (12) months. In addition, each non-employee director must retain a number of shares or equivalent equity awards equal to 60% of the total number of share awards received through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) months, excluding stock awards received in lieu of a cash retainer. Employees and directors have the later of two years from the initial date of employment or appointment or the date of adoption of this policy to comply with the stock retention policy. Based on stock ownership reports filed with the SEC, all directors and executive officers were in compliance with this stock retention policy as of September 30, 2023.

COMPENSATION OF DIRECTORS

We believe that attracting and retaining qualified non-employee directors is critical to our future value, growth and governance and that providing a competitive total compensation package is necessary to accomplish that objective. Our Board of Directors also believes that a substantial portion of the compensation package for our non-employee directors should be equity-based to align the interests of our directors with our stockholders.

Our non-employee directors receive compensation for serving on the Board and for serving as committee members. The compensation plan for our non-employee directors constitutes a cash base retainer of $50,000 per year, plus meeting fees of $1,500 per day for Board and committee meetings attended in person and $1,000 per day for those meetings attended by video or telephone, capped by a maximum of two meetings fees per day. Additional cash retainers are paid per annum for committee chairs as follows:

Chairman of the Board	$55,000
Audit Committee Chair	$18,000
Compensation Committee Chair	$12,000
Nominating & Corporate Governance Committee Chair	$12,000
Investment Committee Chair	$12,000
Sustainability Committee Chair	$12,000
Reserves Committee Chair	$6,000

In addition to the cash retainers and fees, the outside directors receive a payment of restricted stock with a fair market value of approximately $100,000 per annum awarded as of the date of each annual stockholders meeting. These shares of restricted stock usually vest at the earlier of one year from the date of grant or the date of the next annual meeting. Directors first elected other than at an annual meeting receive a prorated cash retainer and stock grant. We also reimburse our non-employee directors for direct expenses they incur in their capacity as directors, generally limited to travel costs related to attending Board and committee meetings.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended June 30, 2023.

	Fees Earned
	or Paid in	Stock		All Other
Name	Cash (1)	Awards (2)		Compensation (3)	Total
Myra C. Bierria	$68,024	$182,893	(4)	$10,193	$261,110
Edward J. DiPaolo	$94,053	$99,704		$6,716	$200,473
William E. Dozier	$105,354	$99,704		$6,716	$211,774
Marjorie A. Hargrave	$103,452	$227,491	(4)	$6,716	$337,659
Robert S. Herlin	$128,799	$99,704		$6,716	$235,219
Kelly W. Loyd(5)	$6,500	$—		$1,366	$7,866

(1)	Includes annual cash retainer fee, Board and committee meeting fees, and committee chair fees for each non-employee director during fiscal year 2023. The following table outlines the number of meetings held during the fiscal year 2023:

Meetings held in fiscal year 2023
Board of Directors	8
Audit Committee	5
Compensation Committee	5
Nominating & Corporate Governance Committee	6
Investment Committee	1
Sustainability Committee	2
Reserves Committee	2

(2)	Reflects the aggregate grant date fair value of restricted stock awards, subject to vesting, granted under our stock plan to each of our directors for service as a director during fiscal year 2023 computed in accordance with FASB ASC Topic 718. See Note 11, “Stockholders’ Equity,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2023 for additional details. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by our directors upon vesting.
(3)	Represents cash dividends paid on unvested restricted stock beneficially owned.
(4)	Include pro-rated sign-on awards granted to directors during fiscal years 2023 and 2022.
(5)	Mr. Loyd was appointed President and Chief Executive Officer on October 26, 2022 and commencing on November 1, 2022 and thus no longer receives compensation for his role as director.

Director Outstanding Equity Awards at Fiscal Year End 2023

	Stock Awards
Director	Number of shares that have not vested (#)(1)	Market value of shares that have not vested ($) (2)
Myra C. Bierria	24,062	$194,180
Edward J. DiPaolo	14,859	$119,912
William E. Dozier	14,859	$119,912
Robert S. Herlin	14,859	$119,912
Marjorie A. Hargrave	14,859	$119,912

(1)	These awards of time-vested restricted stock vest in full on the earlier of December 8, 2023, or the date of the 2023 annual meeting of stockholders of the Company, scheduled for December 7, 2023.
(2)	Represents the fair market value of equity awards not currently vested as of June 30, 2023, using a closing stock price of $8.07 per share on June 30, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of September 30, 2023 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors; (3) each of the named executive officers listed in the summary compensation table below under the caption “Executive Compensation”; and (4) all executive officers and directors as a group. Shares of common stock that are subject to outstanding options, warrants or contingent restricted stock units that are presently exercisable or exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage ownership of the holder of the options and warrants, but not for any other. The number of shares beneficially owned by a person also includes restricted shares held by such person. Except as otherwise indicated in the footnotes, the owners listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable, and the address of each beneficial owner listed on the table is in care of our Company.

Name of Beneficial Owner	Shares	Percent of Shares Outstanding (1)
Directors and Executive Officers:
Robert S. Herlin (2)	1,778,211	5.3%
Kelly W. Loyd (3)	339,554	1.0%
Edward J. DiPaolo (4)	280,333	*
Ryan Stash (5)	249,660	*
William E. Dozier (6)	205,720	*
J. Mark Bunch (7)	135,986	*
Marjorie A. Hargrave (8)	59,488	*
Myra C. Bierria (9)	27,618	*
All current executive officers and directors as a group (nine persons)	3,076,570	9.2%
5% or more Stockholders:
BlackRock Inc. (10)	2,791,264	8.3%

* Less than 1%

(1)	Based on 33,440,195 shares outstanding on September 30, 2023.
(2)	Includes (i) 1,763,352 shares of common stock directly held by Mr. Herlin (of which 920,000 shares are held in a family limited partnership as to which Mr. Herlin is attributed beneficial ownership); and (ii) 14,859 shares of time-vested restricted common stock, vesting on or before December 8, 2023.
(3)	Includes (i) 98,239 shares of common stock directly held by Mr. Loyd; (ii) 141,903 shares of time-vested restricted common stock, which contain service-based restrictions which may vest on various dates through November 2026; and (iii) 99,412 shares of performance-based restricted common stock, which contain performance-based restrictions which may vest on various dates through June 2026.
(4)	Includes (i) 265,474 shares of common stock directly held by Mr. DiPaolo; and (ii) 14,859 shares of time-vested restricted common stock, vesting on or before December 8, 2023.
(5)	Includes (i) 92,200 shares of common stock directly held by Mr. Stash; (ii) 67,894 shares of time-vested restricted common stock, which contain service-based restrictions which may vest on various dates through September 2026;

and (iii) 89,566 shares of performance-based restricted common stock, which contain performance-based restrictions which may vest on various dates through June 2026.
(6)	Includes (i) 190,861 shares of common stock directly held by Mr. Dozier; and (ii) 14,859 shares of time-vested restricted common stock, vesting on or before December 8, 2023.
(7)	Includes (i) 1,154 shares of common stock directly held by Mr. Bunch; (ii) 97,273 shares of time-vested restricted common stock, which contain service-based restrictions which may vest on various dates through February 2027; and (iii) 37,559 shares of performance-based restricted common stock, which contain performance-based restrictions which may vest on various dates through June 2026.
(8)	Includes (i) 44,629 shares of common stock directly held by Ms. Hargrave; and (ii) 14,859 shares of time-vested restricted common stock, vesting on or before December 8, 2023.
(9)	Includes (i) 3,556 shares of common stock directly held by Ms. Bierria; and (ii) 24,062 shares of time-vested restricted common stock, vesting on or before December 8, 2023.
(10)	All information in the table and in this disclosure with respect to BlackRock Inc. is based solely on Form 13F-HR filed with the SEC on August 11, 2023, for the period ending June 30, 2023. According to the filing, BlackRock Inc. is the beneficial owner of 2,791,264 shares of the common stock of the Company and has sole voting power over 2,745,187 of such shares beneficially owned. The address for BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and any persons holding more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based on its review of the copies of reporting forms received by the Company, the Company believes that the Company’s former President and Chief Executive Officer, Mr. Jason E. Brown, did not timely file with the SEC Forms 4 reporting forfeiture of contingent performance stock unit grants and restricted common stock awards upon Mr. Brown’s departure announced July 2022. Mr. Brown filed a report on Form 4 reporting such forfeitures on October 26, 2022. Except as otherwise provided above, the Company believes that all other reporting obligations under Section 16(a) of the Exchange Act were satisfied.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, the current members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

Respectively submitted by the Compensation Committee:

Mr. William E. Dozier, Chairman

Mr. Edward J. DiPaolo

Ms. Marjorie A. Hargrave

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis is provided to assist the reader in understanding the Company's compensation programs. It is intended to explain the philosophy underlying the Company's compensation strategy and the fundamental elements of compensation paid to the Company's Chief Executive Officer (“CEO”) and other named executive officers whose compensation is reported in the summary compensation table. This compensation discussion and analysis is organized as follows:

I.	Executive Summary
II.	Objectives and Key Considerations of Our Compensation Programs
III.	Roles in the Decision-Making Process
IV.	Items the Compensation Committee Considers When Making Compensation Decisions
V.	Elements of Our Compensation Program for Fiscal Year 2023
VI.	Severance Arrangements
VII.	Other Compensation Policies Affecting the Named Executive Officers

I.     Executive Summary

The Company's compensation programs are designed to incentivize the named executive officers to build meaningful retained stock value over the short and long-term. Our primary strategy to achieve alignment between stockholders and the named executive officers has been to provide a substantial portion of the named executive officers’ compensation in the form of long-term equity incentives. This strategy has complemented the life cycle of the Company which, as a relatively young organization, has delivered a significant portion of employee compensation through equity-based awards, thus aligning employees’ interests with those of the Company’s stockholders and conserving cash to invest in operations. The Compensation Committee continues to believe that share ownership by the named executive officers is an essential aspect of linking the actions and goals of management with the interests of our stockholders.

The Company attracts, retains and motivates the named executive officers also through competitive base salaries and performance-based annual bonuses. Performance metrics utilized are believed to be key drivers of market valuation. For more information on the different elements of compensation paid to the named executive officers during fiscal year 2023, see the section entitled “Elements of Our Compensation Program for Fiscal Year 2023.”

As described below, the Compensation Committee takes many factors into consideration when making decisions affecting the compensation of our named executive officers. During fiscal year 2023, the Compensation Committee considered, among other things, the performance of the Company during the year.

The compensation programs for our named executive officers are intended to be transparent and simple to measure and monitor. The Compensation Committee structures executive compensation to provide a direct link between pay and performance of the Company, to the extent within management's control as our primary assets are non-operated oil and natural gas properties subject to volatile commodity prices. In an effort to allow all employees, including our named executive officers, to understand how their behavior and actions impact corporate performance, and ultimately their compensation, the Company has adopted an approach to compensation wherein every employee in the Company receives grants of equity-based awards and participates in the incentive compensation program. All employees are measured in part based on the same set of performance goals. Similarly, employee benefits and change in control provisions are the same for all employees, including named executive officers, to foster an atmosphere of teamwork that is focused on achieving a consistent set of objectives, which are developed –to sustainably grow the Company and increase stockholder value.

On October 26, 2022, the Board selected Mr. Loyd as President and Chief Executive Officer effective November 1, 2022 (the “Effective Date”). Under his employment arrangement with the Company, Mr. Loyd receives a base salary of $375,000 and is eligible for an annual short-term incentive award with a target of 100% of his base salary, subject to the achievement of certain performance goals.  Mr. Loyd is also eligible for long-term performance awards of 150% of his base salary, approximately one-third of which have been and are expected to be time-vested shares with the remaining shares subject to performance goals.  After commencing employment with the Company, Mr. Loyd was awarded a sign-on bonus consisting of 100,000 restricted shares of the Company’s common stock, vesting on a pro-rata basis annually over a period of four years on the anniversary of the Effective Date. Mr. Loyd receives customary vacation, health insurance, and other benefits available to other employees, is eligible to participate in the Company’s 401(k) plan, and is covered by the Company’s Change in Control Severance Policy.

On February 21, 2023, the Board appointed Mr. Bunch, age 64, as Chief Operating Officer. Mr. Bunch has been providing consulting services to the Company since 2016. From 2020 until he joined the Company, Mr. Bunch was a Senior Vice President and founding partner with Alamo Resources III, LLC. Since 2016, Mr. Bunch has also provided consulting services to upstream energy companies through his wholly-owned firm, Dantoria Energy, LLC. Mr. Bunch is a registered professional engineer in Texas and earned a B.S. in Petroleum Engineering from Texas A&M University in 1981.

Under his employment arrangement with the Company, Mr. Bunch receives a base salary of $305,000 and is eligible for an annual short-term incentive award with a target of 75% of his base salary, subject to the achievement of certain performance goals.  Mr. Bunch is also eligible for long-term performance awards of 100% of his base salary, approximately one-third of which have been and are expected to be time-vested shares with the remaining shares subject to performance goals.  After commencing employment with the Company, Mr. Bunch was awarded a sign-on bonus consisting of 80,000 restricted shares of the Company’s common stock, vesting on a pro-rata basis annually over a period of four years on the anniversary of his hire date, February 21, 2023. Mr. Bunch receives customary vacation, health insurance, and other benefits available to other employees, is eligible to participate in the Company’s 401(k) plan, and is covered by the Company’s Change in Control Severance Policy.

II.	Objectives and Key Considerations of Our Compensation Programs

The objectives of the Company’s compensation programs for our named executive officers are to attract, retain, and motivate capable individuals who are critical to developing our business plan and executing in key areas that are fundamental to meeting our goals. These three objectives—attraction, retention and motivation—are central objectives and are paramount in the ultimate objective of our compensation programs: to sustainably grow the Company and increase stockholder value. As more fully described in Section V—“Elements of Our Compensation Program for Fiscal Year 2023,” each element of compensation is utilized to further efforts to aid in attraction, retention and motivation. In general and at this stage of the Company's growth and size relative to its peers, the Company targeted named executive officer compensation to the median peer group total compensation.

The Company has historically considered the above objectives in all material compensation decisions and intends to continue doing so in the future. The Compensation Committee believes that targeting these objectives will result in building a strong management team capable of creating long-term, sustainable growth for stockholders.

III.  Roles in the Decision-Making Process

The primary participants in the decision-making process in matters involving executive compensation are the Compensation Committee, the Board of Directors and the CEO. The CEO makes recommendations to the Compensation Committee regarding the compensation for the named executive officers, other than himself. However, the Compensation Committee makes the final determination on all compensation recommendations to the Board of Directors. The Compensation Committee may from time to time engage compensation consultants, who provide benchmark data regarding competitive levels of executive pay as well as compensation trends and best practices within our industry. Additionally, the committee may use other external resources to gather data, such as SEC filings of other publicly traded oil and natural gas companies included in our peer group. Since the Company is unusual in that it does not have the same complexity of drilling and field operations as most of the peer companies, the Compensation Committee uses the peer group comparison data as one factor among many others that it considers.

As described in its charter, the Compensation Committee is tasked with reviewing and making recommendations to the Board of Directors regarding executive compensation and benefit plans and programs. For the named executive officers, the Compensation Committee makes the final determination as to levels of base salary, annual incentive program targets and payouts, and long-term incentive program targets and grants, subject to Board of Directors approval.

IV.     Items the Compensation Committee Considers When Making Compensation Decisions

When making compensation decisions that affect the named executive officers, the Compensation Committee takes a number of items into consideration, which are discussed below. In addition, the Compensation Committee may also find it necessary from time to time to consider other items not specifically listed below.

Market Practices

On a periodic basis, the Compensation Committee reviews trends in executive compensation, both within a group of comparable exploration and production companies (our “peer group”) and in the broader energy industry. In addition, the Compensation Committee also considers the relative amount of compensation paid to similar executives within the peer group to establish median levels. Once selected, the peer group for a specific fiscal year is not later revised. For fiscal year 2023, the Compensation Committee engaged NFP Compensation Consulting to perform a market study to analyze both absolute and targeted levels of executive pay. Some factors included pay mix, long-term incentive vehicle utilization, and annual incentive program targets and structures, utilizing data from proxy statement disclosures as well as published surveys. The Compensation Committee seeks to maintain a robust peer group for comparison purposes. As a result, new peer companies will occasionally be added as existing peers are removed due to material changes to their business. In evaluating which peer companies to include, the Compensation Committee reviewed: 1) other companies of similar size; 2) other companies in the oil and gas exploration and production industry; and 3) companies with similar strategies regarding acquisitions and shareholder returns. The Compensation Committee then analyzed each company based on, but not limited to:

•	Market capitalization;
•	Revenue;
•	Assets;
•	Enterprise value; and
•	Operational or strategic similarities.

The peer group for fiscal 2023 was comprised of the following sixteen oil and gas companies:

•	Abraxas Petroleum Corporation.;
•	Amplify Energy Corporation;
•	Battalion Oil Corporation;
•	Berry Corporation;
•	Epsilon Energy Ltd.;
•	Dorchester Minerals, L.P.;
•	Kimbell Royalty Partners, L.P.;
•	Northern Oil and Gas, Inc.;
•	PHX Minerals Inc.;
•	PEDEVCO Corp.;
•	Permian Basin Royalty Trust;
•	Riley Exploration Permian, Inc.;
•	Ring Energy, Inc.;
•	SandRidge Energy, Inc.;
•	SilverBow Resources, Inc.; and
•	U.S. Energy Corp.

Business Environment

As a public company engaged in the acquisition, exploitation and development of oil and natural gas properties we operate in an extremely cyclical industry. In an effort to combat this volatile environment, the Company has maintained an experienced management team that has grown share value in an organic manner without taking on burdensome debt that could constrain future operations. However, financial success is and will continue to be heavily impacted by commodity prices that have experienced extreme volatility over the years.

As discussed in “Elements of Our Compensation Program for Fiscal Year 2023,” annual short-term and long-term incentive compensation include objective performance metrics that can be measured in numerical and/or operational terms. However, the Compensation Committee has exercised, and will continue to exercise, a degree of discretion in administering the compensation programs for the named executive officers in order to retain flexibility to take into account and adjust for special or unusual factors, such as commodity price volatility, as well as other factors, including the fact that all of the Company revenue is dependent on the activities of third-party operators. The Compensation Committee believes that this is necessary in order to retain and reward management for efforts that may not immediately translate to specific performance metrics, but that ultimately will drive long-term, sustainable increases in stockholder value. The Compensation Committee recommended to the Board and received approval to revise the compensation structure to become more quantitative and performance-based beginning in fiscal year 2015 with a significant portion of compensation at risk, particularly as to long-term incentive pay. This trend has continued into fiscal year 2023 and is expected to continue for the foreseeable future.

Consideration of Risk

Our compensation programs have been constructed to provide the named executive officers with incentives to increase stockholder value over the long term, while avoiding excessive risk-taking in the short term. A significant portion of all employees’ compensation has and will continue to be paid out through equity grants vesting over multi-year periods. In establishing performance goals for compensation programs, the Compensation Committee has utilized a mix of safety, regulatory, operational, and strategic metrics to avoid excessive weight on any single criterion.

The Compensation Committee believes that the Company’s executive compensation practices are appropriate to (i) encourage our named executive officers to take appropriate levels of risk; (ii) create sustained stockholder value over time; and (iii) are appropriate based on our size and market capitalization.

Review of Say on Pay Advisory Vote

At the 2022 annual meeting, the Company’s stockholders had the opportunity to provide an advisory vote on the compensation paid to the named executive officers. Over 95% of the total shares voted at the 2022 annual meeting were cast in favor of the compensation provided to the named executive officers. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support for its approach to executive compensation and did not believe it was necessary to make changes to the named executive officer compensation program for 2023 specifically in response to the advisory vote.

V.     Elements of Our Compensation Program for Fiscal Year 2023

As discussed in more detail below, our compensation program during fiscal year 2023 for the named executive officers consisted of the following elements:

•	base salary;
•	short-term incentive pay (“STIP”), comprised of performance-based cash incentive awards;
•	long-term incentive pay (“LTIP”), comprised of equity-based compensation including:
◦	Time-vested restricted common stock, which are eligible for dividends prior to vesting;
◦	Performance-based restricted common stock awards that vest if Company performance relative to defined peer groups meet predetermined targets, which are eligible for dividends prior to vesting; and
◦	Performance-based contingent share units that vest if Company performance relative to defined peer groups meet predetermined outperform targets, which are not eligible for dividends prior to vesting; and
•	other industry standard benefits, which are also available to all employees.

Base Salary

The base salaries of the named executive officers are the foundation on which all other compensation elements are built. We currently utilize base salary to attract qualified executive talent and retain our senior management team. The Company believes that paying base salaries that are competitive with companies with which we compete for talent is essential to maintaining stability in our leadership. In establishing the named executive officers’ base salaries, the Compensation Committee considers the responsibilities and duties of the individual, historical performance, industry experience, overall importance to the Company, and compensation levels at peer companies.

The base salaries of our named executive officers for fiscal year 2023 were reviewed and set by the Compensation Committee. The following table sets forth the named executive officers’ base salaries for the last two fiscal years.

	Base Salary
Named Executive Officer	Fiscal Year 2023	Fiscal Year 2022		Percent Change
Kelly W. Loyd (1)	$375,000	$	n/a	n/a
President & Chief Executive Officer
J. Mark Bunch (2)	$305,000	$	n/a	n/a
Chief Operating Officer
Ryan Stash	$292,200		$265,000	10%
Senior Vice President, Chief Financial Officer & Treasurer

(1)	Mr. Loyd served as interim President and Chief Executive Officer from the period of June 28, 2022 through October 31, 2022 and earned $108,000 in base salary during this time. Mr. Loyd was appointed as President and Chief Executive Officer on October 26, 2022, effective November 1, 2022 and earned $250,000 in base salary after prorating his base salary for the days employed in fiscal year 2023.
(2)	Mr. Bunch was appointed Chief Operating Officer on February 21, 2023. Mr. Bunch earned $108,705 in base salary after prorating his base salary for days employed in fiscal year 2023.

Short-Term Incentive Pay (“STIP”)

Each fiscal year, our named executive officers and all other employees of the Company have the opportunity to earn cash payments under the annual STIP program. The STIP is designed to motivate employees to achieve near-term corporate and individual goals and to align executive and employees’ interests with our stockholders’ interests. Elements of the corporate objectives that drive determination of the STIP for the named executive officers are used in deciding STIP payouts for all staff. The Compensation Committee considers certain operational and financial metrics based on the Company’s performance in determining the annual STIP bonuses for executive officers and staff. STIP targets are determined using individual performance ratings and the Company’s performance goals.

Our performance goals are intended to serve as guidelines for our Compensation Committee to align cash awards with the accomplishment of Company objectives that are believed to drive market valuation. Our Compensation Committee retains the ability to apply discretion to awards based on subjective measures, such as extenuating market circumstances or individual performance.

The Company performance levels for each metric were approved by the Compensation Committee based on the Company's corporate plan, including predetermined financial targets and specified milestones relating to our short-term and long-term strategic objectives, including successful execution of oil and gas properties and organic growth opportunities.

Each year, the Compensation Committee considers the CEO's recommendations as to the individual ratings of all employees other than the CEO and ultimately determines each named executive officer's individual rating and ratifies the CEO's ratings of employees based on their accomplishment of goals. The individual rating for each employee is then combined with the corporate performance to determine a composite rating or payout. The payout is then multiplied by the target incentive for each employee. The target incentive is defined as a percentage of base salary.

In fiscal year 2023, the target incentive was 100% of base salary for Mr. Loyd and 75% of base salary for Messrs. Bunch and Stash. For fiscal year 2023, the Compensation Committee approved the use of the following categories of objective performance metrics in determining STIP bonus amounts for Messrs. Loyd, Bunch, and Stash:

•	Environmental, Social and Governance;
•	Free cash flow per common share;
•	Reserve replacement;
•	Total shareholder return; and
•	Investor relations activities.

For fiscal year 2023, the Compensation Committee approved threshold (minimum), target and outperform levels for the performance metrics (as set forth in the tables below):

Metric	Weighting	Threshold (1)	Target (1)	Outperform (1)	Results

Environmental, Social and Governance	10%	Various Reporting Metrics (5)			See note (5)
Free Cash Flow/Share(2)	20%	$1.44/share	$1.72/share	$2.07/share	$1.26/share
Reserve Replacement(3)	15%	100%	120%	140%	< 100%
Total Shareholder Return(4)	10%	—	2nd Quartile	1st Quartile	1st Quartile
Investor Relations Engagement	10%	Investor Engagement Goals (6)			See note (6)
Discretionary	35%	n/a	n/a	n/a	See note (7)

(1)	In any metric category, if the Threshold is achieved, 50% of weighting is earned. If the Target is achieved, 100% of weighting is earned. If the Outperform is achieved, 133% of weighting is earned. Achievement is prorated linearly once the Threshold level is achieved between Threshold, Target and Outperform, resulting in earning between 50% and 133% of weighting. If the Threshold is not achieved in a metric category, no credit is earned. The Outperform level is a cap in that no additional award is earned for performance in excess of the Outperform level.
(2)	Free cash flow is defined as cash flow from operations, excluding changes in working capital and cash incentive compensation, less capital expenditures other than acquisitions/divestments and elective development drilling.
(3)	Reserve replacement is defined as a percentage of proved developed producing reserves added during fiscal year 2023 divided by reserves lost to production during fiscal year 2023, as indicated in the fiscal year reserve report.
(4)	Total shareholder return was based on the percentage appreciation in the value of our Company’s and each peer company’s common shares during the fiscal year, with any dividends paid during the year reinvested.
(5)	The Compensation Committee set various qualitative reporting metrics related to the issuance of the Company’s Corporate Sustainability Report (“CSR”) and improved ESG QualityScores as determined by Institutional Shareholder Services, Inc. (“ISS”). The Compensation Committee determined that the Outperform level was achieved due to the publication of the Company’s annual CSR in October 2022 and an improvement in ISS ESG QualityScores following the publication of the CSR.
(6)	The Compensation Committee set various investor engagement goals such as new analyst coverage, alternative market presentations, and a minimum number of investor events. The Compensation Committee determined that the Outperform level was achieved.
(7)	The Discretionary target was determined by the Compensation Committee based on individual performance, other corporate goals and overall market conditions. Based on the factors explained above, the incentive payments to the named executive officers for fiscal year 2023 are included in the “Bonus” column of the “Summary Compensation Table” for 2023.

Long-Term Incentive Pay (“LTIP”)

We utilize an LTIP program to award restricted shares and restricted units as a compensation vehicle that we believe aligns the interests of our officers and all other employees with stockholders. The Compensation Committee believes that delivering a significant portion of total compensation in the form of long-term incentives that vest over a period of several years and the achievement of performance objectives acts to retain our management team over the long-term and motivate them to engage in activities that will promote sustainable increases in the value of our company and the price of our common stock. Primarily through long-term incentive grants, our named executive officers have accumulated significant share ownership, with beneficial ownership as of September 30, 2023 totaling approximately 2.2% of outstanding common shares. In addition, all employees, including the named executive officers, are more fully aligned with stockholders as a result of our stock retention policy, which is described in more detail in the section “Other Compensation Policies Affecting the Named Executive Officers.”

All employees of the Company are generally granted time-vested restricted common stock and performance-based restricted common stock on an annual basis, following completion and acceptance of the annual independent engineering reserve report and year-end financial statement audit. In general, the size of the restricted share grants for all employees, including the named executive officers, is determined utilizing individual LTIP targets that are based on a percentage of each employee's base salary.

For fiscal year 2023, the Compensation Committee and the Board approved an LTIP structure that is weighted towards performance-based targets (66.7%), with the balance based on time-based vesting targets (33.3%).

Performance-based awards

The Company has granted performance-based restricted common stock and performance-based contingent share units that are earned based on the three-year trailing total stockholder return (“TSR”) of the Company's common stock compared to the peer group set forth above. Vesting of awards occurs at the end of predetermined TSR measurement periods, typically three years.

For fiscal year 2023, the number of performance-based restricted common stock that vests over the three-year measurement period ending June 30, 2025 is based on the targets and related percentages as set forth in the table below:

Relative TSR Quartile(1)
1	2	3	4
(75 – 100%)	(50 – 75%)	(25 – 50%)	(0 – 25%)
100%	100%	50%	0%

(1)	If any company in the peer group declares bankruptcy or becomes insolvent, it remains in the peer group with a TSR of negative 100%. Any company that merges with a change of control or is sold remains in the peer group with a TSR computed on the final merger or sale value. Paid dividends are included in calculations of stockholder return.

Performance-based contingent share units vest in full if the combination of the Relative TSR is in the top quartile (75-100%) over the three-year measurement period ending June 30, 2025.

Time-Vested Restricted Common Stock

For fiscal year 2023, 33.33% of the LTIP award shares for each named executive officer is time-vested restricted common stock that is based on continuous employment over the next three years from date of grant, vesting in equal installments on the anniversary of grant.

The following table sets forth the total target LTIP awards granted to each of the named executive officers during fiscal year 2023:

Named Executive Officer	Target % of FY23 Base Pay	Individual LTIP Grant	Number of Target Time-Vested Restricted Shares (1)	Maximum Number of Total Performance-Based Restricted Shares (2) (3)
Kelly W. Loyd	150%	$562,500	23,408	46,817
President and Chief Executive Officer
J. Mark Bunch (4)	100%	$305,000	4,521	9,041
Chief Operating Officer
Ryan Stash	100%	$292,200	11,579	23,159
Senior Vice President, Chief Financial Officer & Treasurer

(1)	Based on grant value divided by the closing market price of our common stock on September 15, 2022, or $8.01 as determined by the Board.
(2)	Performance-based restricted shares may vest only after satisfying achievement of various performance metrics discussed above.
(3)	Not included in the table above are 23,409, 4,521, and 11,580 shares of performance-based contingent share units for Messrs. Loyd, Bunch and Stash, respectively, that are contingent upon meeting outperform targets as described above.
(4)	Mr. Bunch was appointed Chief Operating Officer on February 21, 2023, and his LTIP was prorated based on the days in the fiscal year 2023 that he served in his role.

For fiscal years 2023 and 2022, the Company awarded the following amounts of securities to employees, including the named executive officers, and directors:

Fiscal Year	Sign-on Stock Awards	Stock Options	Stock Awards (1)	Total Awards (2)	Common Shares Outstanding (3)
2023	222,500	—	303,877	526,377	33,440,195
2022	82,500	—	319,519	402,019	33,546,236

(1)	Reflects target time-vested restricted stock, performance-based restricted stock awards and performance-based contingent share units awarded for the fiscal years ended June 30, 2023 and 2022.
(2)	A portion of these awards may be forfeited if they are unvested at the time of separation, absent an agreement stating otherwise.
(3)	As of September 30 of the year noted.

Benefits

The Company provides benefits to the named executive officers that are the same as those provided to all employees, entitling them to dollar-for-dollar matching cash contributions pursuant to a 401(k) Plan (up to 6% subject to certain limits), life insurance, accidental death and dismemberment insurance, medical benefits, and short-term disability premiums paid by the Company. The value of these benefits is included in the summary compensation table in the column “All Other Compensation.”

The Company does not sponsor a defined benefit pension plan or any non-qualified deferred compensation plans. Company policy prohibits loans to named executive officers and they receive no perquisites.

VI.    Severance Arrangements

Change in Control Policy

All of our employees, including the named executive officers, are covered by the Evolution Petroleum Corporation Severance Policy for Change in Control Events (“CIC Policy”), which was adopted by the Compensation Committee in August 2010 and amended and restated in May 2023. In the event a named executive officer is entitled to benefits under an employment agreement and the CIC Policy, the greater benefit will prevail. Under the terms of the CIC Policy, a change in control event is defined as (i) the sale of all, or substantially all, of the Company’s assets; (ii) approval by the Company’s stockholders of a merger or sale of the corporation with or into another entity in which the majority of the Board of Directors will change; or (iii) one or more affiliated entities or persons acquire common stock sufficient to collectively own or control forty percent (40%) or more of the outstanding common stock. The CIC Policy provides that upon termination of employment within one year following a change in control all unvested stock options, warrants and restricted stock held by employees and directors will fully vest, provided that awards with performance criteria will vest based on performance achieved as of the date of the change in control. In addition, employees terminated within one year of the change in control event receive severance pay in the amount of one year of base pay and targeted annual discretionary bonus, plus one-year continuation of the Company's subsidy of health insurance benefits.

The following table shows, as of June 30, 2023, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table.

Named Executive Officer	Severance Plan Payment (1)	Other Benefits (2)	Fair Market Value of Accelerated Equity Compensation (3)	Total Value
Kelly W. Loyd
Change in Control	$750,000	$24,725	$1,562,626	$2,337,351
Death or Disability	$—	$—	$1,562,626	$1,562,626
J. Mark Bunch
Change in Control	$533,750	$27,530	$791,530	$1,352,810
Death or Disability	$—	$—	$791,530	$791,530
Ryan Stash
Change in Control	$511,350	$26,280	$1,546,099	$2,083,729
Death or Disability	$—	$—	$1,546,099	$1,546,099

(1)	Represents one year of salary and one year of short-term incentive bonus, based on the officer's target incentive.
(2)	Represents an estimate of the cost to reimburse the executive's contribution to the cost of one year of health insurance benefits provided to the named executive officer based on coverage and contribution rates in effect at June 30, 2023.
(3)	The fair market value of accelerated equity awards includes only those awards that were not currently vested, assuming performance at the maximum level, as of June 30, 2023, using a closing stock price of $8.07 per share on such date.

VII.     Other Compensation Policies Affecting the Named Executive Officers

Stock Retention Policy

In May 2023, the Board of Directors revised the Evolution Petroleum Corporation Stock Retention Policy for Directors and Employees (the “stock retention policy”). The stock retention policy requires all directors and employees, including the named executive officers, to retain share ownership at specified levels, depending on level of responsibility. The named executive officers must retain a number of shares of Common Stock equal to 60% of the total number of award shares granted to such officer through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) month period. Other corporate officers and managers are subject to similar requirements, except the look-back period is twenty-four (24) months. For all other employees, the look-back period is twelve (12) months. In addition, each non-employee director must retain a number of shares or equivalent equity awards equal to 60% of the total number of share awards received through the Company’s equity incentive plan, short-term incentive plan or any similar or successor plans that have vested during the trailing thirty-six (36) months, excluding stock awards received in lieu of a cash retainer. Employees and directors have the later of two years from the initial date of employment or appointment or the date of adoption of this policy to comply with the stock retention policy. As a result of our substantial reliance on long-term incentives historically, coupled with the stock retention policy, our directors and named executive officers beneficially owned approximately 9.2% of the Company’s common stock as of September 30, 2023. Based on stock ownership reports filed with the SEC, all directors and executive officers were in compliance with this stock retention policy as of September 30, 2023.

Timing of Grants and Release of Material Non-Public Information

The Company has historically maintained consistency in the timing of LTIP grants to all employees, including the named executive officers. Such grants have typically been made in connection with the approval of our fiscal year-end audited financial statements and year-end engineering reserve report by the Audit Committee and the Board of Directors. In certain cases in the past, grants have been delayed until the annual meeting as a result of additional deliberations by the Compensation Committee or other factors. The Company typically issues awards during open trading windows and has not in the past timed, nor does it plan to time, the release of material, non-public information to affect the value of executive compensation.

Financial Restatement and Incentive Compensation Recoupment

In September 2023, the Board of Directors of the Company approved and adopted an Incentive Compensation Recoupment Policy intended to meet the requirements of newly adopted Section 811 of the NYSE American Company Guide and new Rule 10D-1 of the Securities Exchange Act of 1934, as amended. The Company is adopting the policy in advance of the deadline mandated by Section 811. As required by Section 811, the Company’s policy provides for the recovery of incentive compensation from current or former executive officers in the event of an accounting restatement.

If the Company is required to prepare a Restatement, the Board of Directors shall, unless the Compensation Committee determines it to be impracticable, take reasonably prompt action to recoup all recoverable compensation from any covered person, as defined in the policy.

Trading in the Company’s Stock and Derivatives

No employee or director is permitted to execute open market transactions in the Company’s securities during any blackout period except as prearranged through an approved 10b5-1 sales trading plan. In addition, the Company believes that none of its named executive officers or directors have entered into derivative transactions linked to the Company’s securities.

Executive Officers of the Company

Set forth below is information regarding our executive officers, including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of our common stock, see the table and related information provided under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Kelly W. Loyd, age 49, has served as a director of Evolution since 2008. Mr. Loyd was appointed to serve as interim President and Chief Executive Officer in June 2022 and was selected as President and Chief Executive Officer on October 26, 2022. In addition, he currently serves as Chairman of the Investment Committee and as a member of the Sustainability and Reserves Committees. Mr. Loyd served as a member of our Compensation and Nominating and Corporate Governance Committees until his appointment to interim President and Chief Executive Officer in June 2022. Since 2004, Mr. Loyd has been associated with Petralis Energy Partners, LLC and JVL Advisors, LLC, both being private energy investment vehicles, where he was involved in and oversaw numerous upstream investments in private and public energy companies. From 2001 to 2004, Mr. Loyd was in the energy corporate finance investment banking group at RBC Capital Markets and Howard Frazier Barker Elliot. Prior to 2001, Mr. Loyd was a founder and controller of L.A.B. Sports and Entertainment, Managing Partner of Tigre Leasing, L.L.P. and an analyst in Jefferies and Company, Inc.'s energy corporate finance investment banking group. Mr. Loyd earned a B.S. in Economics with Finance Applications from Southern Methodist University and his MBA from Rice University.

J. Mark Bunch, age 64, was appointed by the Board of Directors to serve as Chief Operating Officer on February 21, 2023. Mr. Bunch has been providing consulting services to the Company since 2016. From 2020 until he joined the Company, Mr. Bunch was a Senior Vice President and founding partner with Alamo Resources III, LLC. Since 2016, Mr. Bunch has also provided consulting services to upstream energy companies through his wholly-owned firm, Dantoria Energy, LLC. In 2017, he was associated with Camber Energy, Inc. as Senior Vice President, Engineering and Operations. From 2012 to 2016, he was Asset Manager for Davis Petroleum Corp. From 2007 to 2012, he was Chief Operating Officer and founding partner of Mecom Oil, LLC. From 1999 to 2007, he was Vice President for Huddleston & Co., Inc. From 1993 to 1999, he was Engineering Manager for Petrocorp Inc. Prior to 1992, Mr. Bunch was employed by Arco Oil and Gas Company. Mr. Bunch is a registered professional engineer in Texas and earned a B.S. in Petroleum Engineering from Texas A&M University.

Ryan Stash, age 47, was appointed by the Board of Directors to serve as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary November 18, 2020. Mr. Stash previously served as Vice President and Chief Financial Officer of Harvest Oil & Gas Corp from October 2018 to November 2020. Prior to joining Harvest Mr. Stash served as a Managing Director at Regions Securities focused on the energy sector. Prior to that, he spent eleven years in the Energy Investment Banking Group for Wells Fargo Securities in Houston rising to the level of Director. Previously, Mr. Stash was an auditor for Hewlett-Packard and Ernst & Young, LLP. He is a Certified Public Accountant in the State of Texas and received an MBA from the McCombs School of Business, a Masters in Professional Accounting and a Bachelor of Business Administration, from the University of Texas at Austin.

Summary Compensation Table

The following Summary Compensation Table (“SCT”) sets forth a summary of executive compensation for our named executive officers for the fiscal years indicated.

	Fiscal				Stock	All Other
Name and Principal Position	Year	Salary		Bonus (1)	Awards (2)(3)	Compensation (4)	SCT Total
Kelly W. Loyd	2023	$364,500	(5)	$280,875	$1,325,285	$16,694	$1,987,354
President & Chief Executive Officer	2022	$3,750	(6)	$—	$—	$—	3,750

J. Mark Bunch	2023	$108,705		$59,967	$574,719	$9,480	752,871
Chief Operating Officer

Ryan Stash	2023	$285,722		$164,143	$267,483	$42,642	$759,990
Senior Vice President, Chief Financial Officer & Treasurer	2022	$265,000		$218,625	$222,595	$46,144	$752,364

(1)	Bonuses reflect STIP amounts earned based on performance for the fiscal year indicated and accrued into such fiscal year for accounting and income tax purposes. Bonuses are typically paid in September of the subsequent fiscal year.
(2)	Represents the grant-date fair value of time-vested and performance-based restricted common stock awards granted during the fiscal year indicated, calculated in accordance with FASB ASC Topic 718, and does not reflect the actual value that may be received by the executive. The assumptions used in calculating these values can be found in the notes to the Company’s audited consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended June 30, 2023 and 2022, respectively. The amounts in the table above are generally based on target stock award amounts for each executive, and potentially vest over the next three years.
(3)	The grant-date fair value associated with performance-based award units contingent on achieving outperform targets, which were considered not probable of achievement at issuance, were excluded from “Stock Awards” for each officer. If these performance-based contingent share units were considered probable of vesting, then the grant-date fair value of the awards would be as follows:

	Fiscal Year Ended
	2023		2022
		Grant Date		Grant Date
Name	Units	Fair Value	Units	Fair Value
Kelly W. Loyd	23,409	$111,895	—	$—
J. Mark Bunch	4,521	14,286	—	—
Ryan Stash	11,580	59,405	19,543	52,180

(4)	Represents amounts for (i) matching contributions to the 401(k) Plan on each named executive officers’ behalf and (ii) health, life, accidental death, dismemberment and short-term disability insurance premiums paid by the Company on each named executive’s officer’s behalf. The Company does not reimburse executives for membership in social clubs or other similar perquisites. Dividends paid during the fiscal year on unvested restricted stock beneficially owned by each officer as outlined in the table below, were excluded from “All Other Compensation” as the valuation of the stock awards calculated in accordance with FASB ASC Topic 718 took into account the receipt of dividends.

	Fiscal Year Ended
Name	2023		2022
Kelly W. Loyd	$63,609	(a)	$—
J. Mark Bunch	22,455		—
Ryan Stash	92,876		70,678

a.	Includes $1,366 of dividends paid on unvested restricted stock granted to Mr. Loyd in connection with his compensation as a board member during fiscal year 2022.
(5)	Includes $6,500 in investment committee chair and board meeting fees and $108,000 earned by Mr. Loyd serving as Interim President and Chief Executive Officer until his appointment to President and Chief Executive Officer on October 26, 2022. Also, includes $250,000 in prorated base pay earned by Mr. Loyd in base salary commencing with his effective date of hire as President and Chief Executive Officer.
(6)	Mr. Loyd was appointed Interim President and Chief Executive officer on June 30, 2022 and earned a prorated amount of an annual base compensation of $325,000 for his service in this role.

Pay Versus Performance

The following tables are provided to link the relationship between the pay of our Principal Executive Officer (“PEO”) and our non-PEO Named Executive Officer (“NEOs”) to certain of our financial performance measures in accordance with Item 402(v) of Regulation S-K and Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. For the tables below, Compensation Actually Paid (“CAP”) is calculated in accordance with the disclosure requirements of the SEC rules and does not necessarily reflect actual amounts earned and/or paid to our PEO or Non-PEO NEOs or how performance is evaluated for each executive during the years covered. For additional information regarding our Compensation Committee strategy for executive compensation, please review our “Compensation Discussion and Analysis” section.

	SCT Total			Average SCT	Average CAP	Total
Fiscal	for	CAP to		Total for	to Non-PEO	Shareholder	Net income (loss)
Year	PEO (1)	PEO (1)(2)		Non-PEO NEOs (3)	NEOs (3)(4))	Return (5)	(in thousands) (6)
2023	$1,987,354	$2,104,263		$756,431	$1,149,262	$184.95	$35,217

2022	$3,750	$3,750	(7)
2022	$1,524,638	$621,162		$752,364	$926,820	$117.04	$32,628

(1)	Mr. Loyd served as our PEO for 2023 and Mr. Brown served as our PEO for 2022. In addition, Mr. Loyd was appointed interim PEO upon the departure of Mr. Brown on June 28, 2022 and earned a prorated amount of an annual base compensation of $325,000.

(2)	CAP to our PEO was calculated in accordance with FASB ASC Topic 718 using valuation assumptions not materially different from those at the time of grant. Adjustments to stock-based compensation from the fair value at the time of grant are as follows:

					Year-over-year		Fair Value
		Deduction	Year-end	Vesting Date	Change in Fair		at Prior
		for Amounts	Fair Value of	Fair Value of	Value of Vested		Year-end of
	SCT Total	under Stock	Unvested	Vested Awards	Awards Granted		Awards
Fiscal	for	Awards Column	Awards Granted	Granted During	in Prior		Forfeited
Year	PEO	in SCT	During the Year	the Year(a)	Year(s)(a)		During the Year	CAP Total(b)
2023	$1,987,354	$(1,325,285)	$1,364,352	$61,281	$16,561	(c)	$—	$2,104,263

2022	$3,750	$—	$—	$—	$—		$—	$3,750
2022	$1,524,638	$(409,485)	$—	$119,719	$221,614		$(835,324)	$621,162

a.	Includes cash dividends paid during the fiscal years presented on unvested restricted stock awards beneficially owned.
b.	The fair values associated with performance-based award units contingent on achieving outperform targets, which were considered not probable of achievement at issuance, were excluded from the computation of CAP for the table above. If these performance-based contingent share units were considered probable of vesting, then the CAP fair value of the awards would be as follows:

Fair Value
	Year-end	at Prior
	Fair Value of	Year-end of
	Unvested	Awards
Fiscal	Awards Granted	Forfeited
Year	During the Year	During the Year	CAP Adjustment
2023	$128,750	$—	$128,750
2022	$—	$(584,679)	$(584,679)
c.	Awards of time-vested restricted stock were granted to Mr. Loyd in connection with his compensation as a board member during the fiscal year 2022. These awards vested in full on December 8, 2022, the date of the prior year’s annual meeting of stockholders of the Company.
(3)	For fiscal year 2023, our non-PEO NEOs include Mr. Bunch and Mr. Stash. Mr. Bunch was appointed Chief Operating Officer on February 21, 2023. Averages for fiscal year 2023 were calculated using a straight average of amounts earned, if any, for each category by Mr. Bunch and Mr. Stash during the year. For fiscal year 2022, our non-PEO NEO includes Mr. Stash.

(4)	Average CAP to our non-PEO NEOs was calculated in accordance with FASB ASC Topic 718 using valuation assumptions not materially different from those at the time of grant. Adjustments to stock-based compensation from the fair value at the time of grant are as follows:

					Year-over-year	Year-over-year
	Average	Deduction	Year-end	Vesting Date	Change in Fair	Change in Fair
	SCT Total	for Amounts	Fair Value of	Fair Value of	Value of	Value of Vested
	for	under Stock	Unvested	Vested Awards	Unvested	Awards Granted
Fiscal	Non-PEO	Awards Column	Awards Granted	Granted During	Awards Granted	in Prior
Year	NEOs	in SCT	During the Year	the Year(a)	in Prior Year(s)	Year(s)(a)	CAP Total(b)
2023	$756,431	$(421,101)	$514,471	$19,565	$140,751	$139,145	$1,149,262
2022	$752,364	$(222,595)	$248,978	$28,142	$72,433	$47,498	$926,820

a.	Includes cash dividends paid during the fiscal years presented on unvested restricted stock awards beneficially owned.
b.	The fair values associated with performance-based award units contingent on achieving outperform targets, which were considered not probable of achievement at issuance, were excluded from the computation of CAP for the table above. If these performance-based contingent share units were considered probable of vesting, then the CAP fair value of the awards would be as follows:

		Year-over-year
	Unvested	Unvested
Fiscal	Awards Granted	Awards Granted
Year	During the Year	in Prior Year(s)	CAP Adjustment
2023	$44,278	$50,734	$95,012
2022	$32,637	$18,654	$51,291

(5)	The Company’s Total Shareholder Return is calculated cumulatively as an initial fixed $100 investment with dividends reinvested for each measurement in accordance with Item 201(e) of Regulation S-K period beginning on June 30, 2021 and ending on June 30, 2023 and 2022.
(6)	Represents Net Income (Loss) as reported in the Company’s audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended June 30, 2023 and 2022.
(7)	Mr. Loyd was appointed Interim President and Chief Executive officer on June 30, 2022 and earned a prorated amount of an annual base compensation of $325,000 for his service in this role.

Relationship Between CAP and Performance Measures

The relationship between Compensation Actually Paid, as calculated in accordance with SEC rules, and performance measures presented in the Pay Verses Performance table above are depicted in the following graphs.

Fiscal Year 2023 Grants of Plan-Based Awards

The following table sets forth information concerning annual incentive awards granted during fiscal year 2023 to each of our named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards; Number of Shares (#)		Grant Date Fair Value of Stock Awards ($) (1)
Kelly W. Loyd	11/1/2022	23,409	(2)	46,817	(2)	46,817	(2)	—		$351,596
Kelly W. Loyd	11/1/2022	—		23,408	(3)	—		—		184,689
Kelly W. Loyd	11/1/2022	—		—		—		100,000	(4)	789,000
Kelly W. Loyd	11/1/2022	—		—		23,409	(5)	—		—
J. Mark Bunch	2/21/2023	4,521	(2)	9,041	(2)	9,041	(2)	—		51,534
J. Mark Bunch	2/21/2023	—		4,521	(3)	—		—		27,985
J. Mark Bunch	2/21/2023	—		—		—		80,000	(6)	495,200
J. Mark Bunch	2/21/2023	—		—		4,521	(5)	—		—
Ryan Stash	9/20/2022	11,580	(2)	23,159	(2)	23,159	(2)	—		176,240
Ryan Stash	9/20/2022	—		11,579	(3)	—		—		91,243
Ryan Stash	9/20/2022	—		—		11,580	(5)	—		—

(1)	Represents the grant date fair value of time-vested and performance-based restricted stock awards calculated in accordance with FASB ASC Topic 718, “Stock Compensation” and is based on the closing price of our common stock on the day prior to the date of grant or other valuation methods as disclosed in Note 11, “Stockholders’ Equity,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2023.
(2)	Represents performance-based restricted stock awards based on the trailing three-year annual TSR compared to peer group. The performance period for these performance grants is the three-year measurement period ended June 30, 2025. Shares that ultimately vest at the end of the three-year measurement period could be less than the Threshold noted above.
(3)	Represents an award of time-vested restricted common stock, that vests in three equal annual installments beginning on September 1, 2023, assuming continuous employment throughout the term.
(4)	Represents a sign-on award of time-vested restricted common stock, that vests in four equal annual installments beginning on November 1, 2023, assuming continuous employment throughout the term.
(5)	Represents performance-based contingent share unit awards that have vesting conditions for outperform targets that are based on a combination of the trailing three-year annual TSR compared to peer group. The performance period for these performance grants is the three-year measurement period ended June 30, 2025. The grant-date fair value of these awards is not included in the table as achieving the performance targets was considered not probable of achievement at issuance. If these performance-based contingent share units were to vest, the grant-date fair value of the awards would be $111,895, $14,286, and $59,405 for Messrs. Loyd, Bunch, and Stash, respectively.
(6)	Represents a sign-on award of time-vested restricted common stock, that vests in four equal annual installments beginning on February 21, 2024, assuming continuous employment throughout the term.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information regarding unvested securities outstanding for each named executive officer as of June 30, 2023.

	Stock awards
Name	Number of shares or units that have not vested (#) (1)	Market value of shares or units of stock that have not vested (#) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Kelly W. Loyd	170,225	$1,373,716	23,409	$188,911
J. Mark Bunch	93,562	755,045	4,521	36,484
Ryan Stash	135,255	1,091,508	56,331	454,591

(1)	Unvested time-vested restricted shares vest on each of the subsequent three or four anniversaries from the date of grant. Unvested performance-based restricted shares may vest based on the achievement of TSR-based targets, as well as the average absolute return of the Company’s common stock.
(2)	The values were calculated based upon the closing price of our common stock on June 30, 2023, which was $8.07 per share.
(3)	Unvested performance-based contingent share units may vest based on the achievement of outperform TSR-based targets together with average absolute return of the Company’s common stock.

Option Exercises and Stock Vested During Fiscal Year End 2023

The following table provides information about the value realized by the named executive officers on option exercises, vesting of restricted stock, and award payouts during fiscal year 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Kelly W. Loyd	11,386	(1)	$76,400
Ryan Stash	85,333		664,981

(1)	These awards of time-vested restricted stock were granted to Mr. Loyd in connection with his compensation as a board member during the fiscal year 2022. These awards vested in full on December 8, 2022, the prior year’s annual meeting of stockholders of the Company.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any stockholder that intends to submit a proposal or nomination for inclusion in next year’s proxy statement for the 2024 annual meeting of stockholders must be received no later than July 1, 2024. Only proposals that conform to the requirements of Rule 14a-8 of the Exchange Act, meet all the relevant requirements of our bylaws, and are timely received by the Company will be included in the proxy statement. Any such proposal should be delivered to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

Stockholders who intend to submit a proposal or director nomination for presentation in the 2024 annual meeting of stockholders, other than as pursuant to Rule 14a-8, must timely deliver notice to Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079. To be timely, the notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received no later than October 8, 2024, and no earlier than September 8, 2024. Additionally, any such notice must also comply with the timing, disclosure, procedural, and other requirements as set forth in section 2.10 of our bylaws.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 8, 2024.

IMPORTANT VOTING INFORMATION

SEC RULES CONCERNING THE ELECTION OF DIRECTORS

Your broker is not permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company's future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.

OTHER MATTERS

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

A copy of the Company's annual report on Form 10-K without exhibits, for the fiscal year ended June 30, 2023 filed with the Securities and Exchange Commission accompanies this proxy statement. Copies of the Form 10-K exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: Evolution Petroleum Corporation, Attention: Corporate Secretary, 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079.

Householding and Combining Accounts

We may deliver only one proxy statement and annual report to an address shared by multiple stockholders unless we receive contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like an additional copy of this proxy statement and annual report or future copies of proxy statements and annual reports may make a written or verbal request to: Continental Stock Transfer & Trust, 1 State Street 30th Floor, New York, NY 10004-1561, (800) 509-5586.

Similarly, any stockholders sharing an address and currently receiving multiple copies of proxy statements and annual reports may request that only a single copy of a proxy statement and annual report be delivered to them in the future. In addition, any stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the stockholder's shares into a single account can do so by contacting Continental Stock Transfer at the address and telephone number above.

By Order of the Board of Directors,
/s/ Ryan Stash Ryan Stash Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Houston, Texas

October 26, 2023

EVOLUTION PETROLEUM CORPORATION Signature________________________________ Signature, if held jointly___________________________________ Date__________, 2023. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. Please mark your votes like this X 23265 Evolution Proxy Card Front CONTROL NUMBER PROXY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. CONTROL NUMBER  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. 1. Election of Directors (1) Myra C. Bierria (2) Edward J. DiPaolo (3) William E. Dozier (4) Marjorie A. Hargrave (5) Robert S. Herlin (6) Kelly W. Loyd FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. Ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for fiscal year ending June 30, 2024. FOR AGAINST 3. Approval, in a non-binding advisory vote, of the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Votes submitted electronically by Mobile or over the Internet must be received by 11:59 p.m., Eastern Time, on December 6, 2023. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. 24 Hours a Day, 7 Days a Week or by Mail Vote by Mobile or Internet  QUICK  EASY  IMMEDIATE INTERNET VOTING www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. ABSTAIN

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  EVOLUTION PETROLEUM CORPORATION PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 21158 Evolution Proxy Card Back Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held December 7, 2023 The Proxy Statement and our 2023 Annual Report to Stockholders are available at https://ir.evolutionpetroleum.com/financial-information/proxy-materials The undersigned appoints Kelly Loyd and Ryan Stash, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Evolution Petroleum Corporation, held of record by the undersigned at the close of business on October 16, 2023, at the annual meeting of stockholders to be held at the Company’s offices at 1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079 on Thursday, December 7, 2023, at 10:00 a.m. (local time), or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)